EXHIBIT 2.4
                                CONTRACT FOR SALE


         AGREEMENT made this _______ day of April, 1997, between ROYAL JEEP EAGLE, CHRYSLER-PLYMOUTH, INC. ("Seller"), and RAY TATUM ("Shareholder"), and MEALEY ACQUISITIONS, INC., or its assigns ("Buyer").

         The parties have reached an understanding with respect to the sale and purchase of Fifty Percent (50%) the outstanding limited partnership interests (the "Partnership Interests") of a Florida limited partnership to be formed by Seller (the "Partnership") engaged in the operation of a Jeep-Eagle, Chrysler Plymouth ("JECP") dealership in Orange County, Florida (the "Seller") and the obligations of Seller and Buyer in connection therewith.

         IT IS THEREFORE AGREED:

         1. PURCHASE PRICE. The Seller agrees to sell and the Buyer agrees to buy, fifty percent (50%) of the Partnership Interests of the Partnership (the "Partnership Interests") and as consideration therefor to pay Two Million and No/100 Dollars ($2,000,000.00) subject to adjustment as provided below in
Section 3, to be paid in cash, by cashiers' check made payable to the order of Seller or wire transfer to the account of Seller at closing.

         2. EARNEST MONEY. Buyer has paid herewith to Shutts & Bowen, L.L.P, as Escrow Agent, earnest money in the sum of Twenty-Five Thousand Dollars ($25,000.00) and a letter of credit in the amount of One Hundred Fifty Thousand Dollars ($150,000.00) in connection with the transaction contemplated hereby. The earnest money shall be invested in a non-interest bearing account pending its disposition in accordance with the terms of this Agreement.

         3. CONDITIONS. This purchase price for the Partnership Interests set forth in Section 1 above is based on the net worth on a FIFO basis of the Partnership, which Seller represents to the Buyer will be Two Million Three Hundred Twenty-Two Thousand Dollars ($2,322,000.00) after contribution of the assets of the Seller contemplated pursuant to Section 6 of this Agreement. The Buyer may cause to be taken a physical inventory of the assets of the Partnership prior to Closing and Buyer and Seller shall arrive at a balance sheet as of the date of Closing, including the assets and liabilities transferred to the Partnership (but excluding the contribution to be made by the General Partner and to be adjusted further by excluding balance sheet account number 160 ) (the "Closing Date Balance Sheet"). The purchase price shall be adjusted upwards by fifty-one percent (51%) of the amount by which the net worth of the Partnership as determined in the Closing Date Balance Sheet is greater than Two MillionThree HundredTwenty-Two Thousand Dollars ($2,322,000.00) and adjusted downwards by fifty-one percent (51%) of the amount by which the net worth of the Partnership as determined in the Closing Date Balance Sheet is less than Two MillionThree HundredTwenty-Two Thousand Dollars ($2,322,000.00).

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         In determining the net worth of the Partnership, Generally Accepted
Accounting Principles, consistently applied shall be utilized by Buyer and Seller. In the event the Buyer and Seller cannot agree on the Closing Date Balance Sheet, they shall each choose a certified public accountant to whom they shall submit the items in dispute for a determination by said accountant(s) which shall be binding on Seller and Buyer. For purposes of this Agreement the following methods of valuation shall be deemed to be in accordance with Generally Accepted Accounting Principles for the purpose of determining the correctness of the Closing Date Balance Sheet:

                  (a)      PARTS, ACCESSORIES, AND MISCELLANEOUS SUPPLIES.

                           (i) Buyer shall value all the new, genuine, original, unopened, current and unused JECP factory parts and accessories which could be returned to the manufacturer by the Partnership for the price as defined in subparagraph (A) below. Buyer shall not be required to include in the valuation damaged or obsolete parts. Buyer may also, at its option, include in the valuation Seller's miscellaneous service supplies and inventories at Seller's cost of such items. Said items shall appear on an inventory list prepared by Buyer and Seller near the Closing date. The inventory list is to be incorporated herein and made a part hereof the same as if fully set forth herein and designated as SCHEDULE "1".

                                    (A) Buyer and Seller shall determine the
                  value for the parts referenced in paragraph (i) above, per an inventory at prices which shall be determined by the most current Manufacturer's Parts Catalog Price. Buyer may include in the valuation any parts and inventories not required to be purchased by paragraph 1 as shall be determined by good faith negotiations between Buyer and Seller. Seller agrees that no additions or deletions shall be made in such stocks except in the ordinary course of business, and further, to keep adequate records of such additions and deletions, which records shall be made available to Buyer for review and verification upon reasonable request. Buyer and Seller shall each pay for one-half (1/2) of the cost of the inventory if an independent inventory service is engaged by the parties.

                           (ii)     NEW VEHICLES.

                                    (A) The 1997 and later years new and
                  warrantable JECP vehicle inventory will be valued at a price equal to the sum of Seller's original factory invoice cost plus the cost of dealer installed items and less any rebates, holdbacks (including supplemental holdback or year end carryover allowances), incentive payments (including finance incentives and advertising allowances) given Seller by the manufacturer for any reason with respect to these vehicles or pre-delivery inspection credits received if the work is not performed as of Closing. Demonstrator vehicles set forth on
                  SCHEDULE 1-DEMO shall be purchased at the same price as new vehicles less one percent (1%) of such value for each month or portion thereof the vehicle has been in demonstrator service. 1996 new vehicles set forth on SCHEDULE 1-1996 shall be purchased at the same price as new vehicles less six percent (6%) of the invoice price. Any new vehicle with over 200 miles on the odometer shall be scheduled on



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                  SCHEDULE 1-MILEAGE and shall be purchased at the same price as new vehicles less thirty cents ($.30) per mile. Buyer shall have no obligation to purchase any 1996 new vehicles or new vehicles with over 200 miles on the odometer unless set forth on such schedules.

                  For the purpose of the foregoing provisions, the cost of dealer installed items shall be equal to the Seller's actual cost of the installed item plus labor charges for installation computed at a mutually agreed upon mark-up from Seller's sub-let and internal costs, but in no event greater than the charge customarily placed on Seller's vehicle inventory records.

                                    (B) It is further agreed that in the event
                  any vehicles referred to in this paragraph shall have been damaged prior to the Closing, Seller shall have repaired such vehicle to the satisfaction of Buyer, or in the event any such vehicles have not been repaired, Seller and Buyer shall agree on the cost to recover such repairs, which cost shall be deducted from the price referred to herein. In the event Seller and Buyer cannot agree on the cost of repairs, Buyer shall have no obligation to include in the valuation any such vehicle or vehicles and Seller shall retain title to such specific vehicles. Further, Buyer may include in the valuation in connection with the determination of the purchase price, 1996 new JECP not listed on attached SCHEDULE 1-96 and any warrantable demonstrator JECP vehicles not identified on attached SCHEDULE 1-DEMO at such actual cash price for each vehicle as shall be determined by good faith negotiations between Buyer and Seller. In the event of a failure to agree on vehicle prices, Buyer may elect not to include in the valuation such specific vehicles, in which case Seller shall retain title to such specific vehicles. The new and demonstrator automobiles to be purchased pursuant to this section shall be listed in SCHEDULE "2"-NEW AND DEMONSTRATOR INVENTORY to be prepared by Seller and Buyer prior to the Closing and initialed by them at the Closing. Said Exhibit shall show the purchase price of each vehicle computed as set forth above.

                           (iii) USED VEHICLES. Buyer shall include in the valuation Seller's used vehicle inventory as set forth in SCHEDULE 2 at such actual cash wholesale value for each vehicle as shall be determined by good faith negotiations between Buyer and Seller, in any event to be not less in the aggregate than ninety percent (90%) of Seller's inventory cost for such vehicles. The used automobiles to be purchased pursuant to this section shall be listed in SCHEDULE "2"-USED VEHICLES PURCHASED to be prepared by Seller and Buyer prior to the date of this Agreement and supplemented as mutually agreed prior to the Closing. Said Exhibit shall show the agreed valuation price of each vehicle.

         4. EXAMINATION OF RECORDS. After the execution of this Agreement, Seller will allow the Buyer, its counsel and other representatives full access during normal business hours, or such other reasonable times, to all the books, tax returns, both federal, state and local, records, files, documents, assets, properties, contracts and agreements of Seller and Seller and shall furnish the Buyer, its officers and representatives with all information concerning the affairs of such companies which may be reasonably requested. The Buyer agrees that it will use its best efforts to prevent its review of the


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foregoing materials from causing any disruption of the business of the Seller.
The Buyer shall exercise its general rights under this provision to ascertain that the business is generally as represented by the financial statement dated January 31, 1997. The Buyer may, on or before thirty (30) days from the date of this Agreement, cancel this Agreement if the results of the Buyer's investigation reveal material discrepancies from that represented in the financial statements and the earnest money paid herewith shall be returned to the Buyer.

         5. FAILURE TO CONSUMMATE SALE. In the event the Buyer fails to consummate the purchase of the Partnership Interests from the Seller for any reason except that described in Paragraph 4 or the failure of a condition precedent as set forth in Paragraph 11, the earnest money paid this date shall be forfeited and shall be retained by the Seller as liquidated damages. In the event the Seller fails to consummate the sale of the Partnership Interests or transfer of its assets to the Partnership for any reason except the default of Buyer under this Agreement, the Buyer may require specific performance of this Agreement by the Seller in any court of competent jurisdiction, in addition to any other rights or remedies which Buyer may have at law or in equity.

         6. FORMATION OF PARTNERSHIP. Prior to the Closing the Seller shall contribute all of the assets (including intangibles) of Seller, subject to liabilities set forth on the Closing Date Balance Sheet to the Partnership in exchange for all of the limited partnership interests representing ninety-nine percent (99%) of the total partnership interests (the "Partnership Interests"). The general partner of the Partnership shall be First Team Management, Inc. which shall own one percent (1%) of the total Partnership Interests in exchange for the payment of Twenty-Seven Thousand Four Hundred Twenty-Five Dollars ($27,425.00) subject to adjustment proportionately with the purchase price of the assets being sold hereunder. The Partnership shall be formed in accordance with the provisions of the Partnership Agreement attached hereto as EXHIBIT "A."

         7. CLOSING. The closing of the sale shall take place at the offices of Shutts & Bowen, L.L.P., 20 North Orange Ave., Suite 1000; Orlando, Florida 32801, or such other place mutually agreed by the parties on or before ninety
(90) days after the date of execution hereof, unless extended by the mutual agreement of Buyer and Seller. At the Closing, Seller shall deliver to the Buyer, free and clear of all liens, encumbrances and restrictions, an assignment of the Partnership Interests, an updated title commitment reflecting no changes from that provided in Paragraph 11 below, the Seller's resignation as JECP Dealer-Operators and such other documents as required by this Agreement. Upon such delivery, the Buyer shall deliver to the Seller, a certified or cashier's check payable to the order of the Seller or a wire transfer of funds fully completed to an account and bank as directed by the Seller for the total purchase price, less the amount of the earnest money, together with interest thereon, previously paid hereunder, and subject to any adjustments as provided in Paragraph 3.

         8. REPRESENTATIONS AND WARRANTIES. The Seller and Shareholder , jointly and severally, represent and warrant as follows:

                  (a) ORGANIZATION AND STANDING OF SELLER. The Seller is duly organized, validly existing and in good standing under the laws of the State of Florida. Copies of the Seller's Articles of Incorporation and all amendments thereof to date, certified by the Secretary of State of Florida,


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and of the Seller's Bylaws as amended to date, certified by the Seller's
Secretary, shall be delivered to the Buyer, and are complete and correct as of the date of this Agreement.


                  (b) OWNERSHIP. Seller represents and warrants that it is the owner, free and clear of any liens, restrictions, encumbrances or rights of others, of all of the Partnership Interests. Seller has full right and authority to transfer said Partnership Interests to the Buyer. Shareholder is the owner of one hundred percent (100%) of the outstanding capital stock of the Seller, and there are no other shares of the Seller owned or claimed by any other person or entity.

                  (c) FINANCIAL STATEMENTS. Seller has delivered to Buyer a copy of the financial statements for the Seller as of January 31, 1997, a copy of which is attached as EXHIBIT "B" which present a true and complete statement of the Seller's condition as of that date and an accurate representation of the results of the Seller's operations for the period indicated and an accurate and complete list of the Seller's assets, fixed or otherwise. The financial statements have been prepared in accordance with Generally Accepted Accounting Principles consistently applied, and which are to be consistently applied through and including the Closing, except as set forth on EXHIBIT "B-1." All other assets so listed are correct and will remain so until Closing, except as might be affected by normal business operations of the Seller.

                  (d) ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent reflected or reserved against in the January 31, 1997 financial statement, the Seller had no material liabilities of any nature, whether accrued, absolute, contingent, or otherwise, including tax liabilities due or to become due and arising out of transactions entered into or any state of facts existing prior thereto. Seller warrants that there are no material liabilities of any nature or any material amount not fully reflected or reserved against in said statement. Further, all liabilities of the Seller shall be current as of the date of Closing and reserved for in the Closing Date Balance Sheet. For purposes of this Agreement, the term material shall refer to any individual liability of $500.00 or more, or aggregate liabilities of the Seller in excess of $2,500.00 or more.

                  (e) ABSENCE OF CERTAIN CHANGES. Except as set forth in EXHIBIT "C", from January 31, 1997 and continuing through the date of Closing, the Seller further represents that there has not been (i) any material change in the Seller's financial condition, assets, liabilities or business, other than changes in the ordinary course of business, none of which have been materially adverse; (ii) any material damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Seller's properties or business; (iii) any declaration, or setting aside, or payment of any dividend or other distribution in respect to the Seller's shares, or any direct or indirect redemption, purchase or other acquisition of any such shares; or (iv) any labor strike of the Seller by its employees, or any event or condition of any character, materially and adversely affecting the Seller's business or prospects.

                  (f) TITLE TO PROPERTIES. The Seller has good and marketable title to all of its properties and assets, real and personal, including those reflected in the balance sheet of January 31, 1997 [except those sold or otherwise disposed of in the ordinary course of business], subject to no security interests, mortgage, pledge, lien, encumbrance or charge, except for liens shown on the


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Balance Sheet as securing specified liabilities set forth therein (with respect to which no default exists).

                  (g) CONDITION OF EQUIPMENT. All of Seller's equipment is in good operating condition and repair as of the date hereof and shall be as of the date of Closing, shall be in conformity with all applicable ordinances and regulations, and environmental, building, zoning, occupational safety and other laws, provided Seller makes no warranty with respect to such equipment's condition after Closing. Buyer shall have the right at any time prior to Closing to inspect such equipment and ascertain its condition. Such equipment is all the equipment necessary for the operation of the Seller's business in accordance with Chrysler Motors Corporation dealer guidelines, and all equipment currently used in the Seller's business is owned by Seller.

                  (h) ACCOUNTS RECEIVABLE. Seller shall deliver to Buyer a true and complete list, certified by Seller, of the Seller's accounts receivable within ten (10) days of the date of this Agreement. All of such accounts receivable reflected in the Closing Date Balance Sheet are good and collectible. All such uncollected receivables in excess of ninety (90) days shall be reserved, at 100%, on the Closing Date Balance Sheet. Any over ninety (90) days receivables which have been reserved on the Closing Date Balance Sheet and which are subsequently collected shall be paid to Seller.

                  (i) CONDITION OF BUILDINGS. Seller's buildings and leasehold improvements are in conformity with all applicable ordinances and regulations, building, zoning, environmental and other laws and the conditions of any special use or similar permits. The Seller's real property is unconditionally zoned ____ under the zoning ordinances to which it is subject and such zoning classification permits the use of such property as an automobile dealership and its related operations.

                  (j) REAL PROPERTY; HAZARDOUS WASTE. Except as disclosed on EXHIBIT "D", there are no pollutants, contaminants, petroleum products or by-products, asbestos or other substances, whether hazardous or not, on or beneath the surface of any of the Seller's property including leasehold estates, which Seller, or any other person or entity has placed, caused or allowed to be placed upon the Seller's property, and which have caused or may cause any investigation by any agency or instrumentality of government, which are or may be on the Seller's property in violation of any law or regulation of any local, state or federal government or which are or may be a nuisance or health threat to occupants of the Seller's property or other residents of the area and no person, firm or other legal entity has any right or option whatsoever to acquire the property or any portion or portions thereof or any interest or interests therein.

                  (k) CONTRACTS. The Seller has no contract or commitment extending beyond April 1, 1997, or involving payment by the Seller of more than $1,000.00 in the aggregate, except those listed on the attached EXHIBIT "E" which is made a part hereof. True and complete copies of all listed contracts have been delivered to the Buyer. The Seller has complied with all the provisions of all such contracts and commitments to which it is a party, and is not in default under any of them nor will the execution of this Agreement result in a default under any of such contracts.

                  (l) TAX RETURNS. Both now and up to and including the Closing, the Seller has paid all due and payable income, social security, withholding, sales, use, unemployment insurance and


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other taxes to all city, state and federal governments, and have paid all due and payable premiums in satisfaction of their statutory obligations for workers' compensation insurance coverage. The Seller has duly filed all federal, state and other tax returns required to be filed. All taxes, assessments and other governmental charges at any time known by the Seller to be due from or upon the Seller or any of its income, property or assets have been duly paid, and no extensions for the time of payment have been requested. The Seller has paid, or set upon its books, accruals or reserves adequate for the payment of all federal, state and other income, franchise and other tax liabilities relating to any actions taken by Seller through the date of Closing. Seller hereby warrants and indemnifies Buyer or Partnership as to any future tax deficiencies, penalties and interest of Seller not otherwise reserved for, relating to any transaction or event taking place prior to the Closing.

                  (m) DIRECTOR AND OFFICERS; COMPENSATION; BANKS. The Seller shall deliver to the Buyer within ten (10) days of the date of this Agreement a true and complete list, as of the date of this Agreement, certified by the Seller's treasurer, showing: (i) the names of all the Seller's directors and officers; (ii) the names and title of all persons whose are employed by the Seller together with a statement of the full amount presently paid or payable to each such person for services rendered; (iii) the name of each bank in which the Seller has an account or safe deposit box, and the names of all persons authorized to draw thereon, or to have access thereto; and (iv) the names of all persons holding powers of attorney from the Seller and a summary statement of the terms thereof.

                  (n) LITIGATION. Except as disclosed on EXHIBIT "F" for suits of a character incident to the normal conduct of the Seller's business and involving not more than $2,500.00 in the aggregate, there is no litigation or proceeding pending, or to the Seller's knowledge threatened, against or relating to the Seller, its properties or business, nor does the Seller know or have reasonable grounds to know of any basis for any such action, or of any governmental investigation relative to the Seller, its properties or business.

                  (o) LEASE, CONTRACTS AND LICENSES. Seller represents and warrants that the transfer of the Partnership Interests in accordance with the terms of this Agreement will not constitute a prohibited assignment or transfer of any of the licenses, leases or contracts of the Seller, and that all of the foregoing will remain in full force and effect without acceleration as a result of this transaction. However, it is acknowledged that Chrysler Motors Corporation is required to acknowledge the Partnership as an acceptable owner together with its partners, both general and limited.

                  (p) DISCLOSURE. No representation or warranty by the Seller in this Agreement, nor any statement or certificate furnished or to be furnished to the Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                  (q) LABOR MATTERS. Within the last three (3) years, Seller has not been the subject of any union activity or labor dispute, nor has there been any strike of any kind called, or threatened to be called against Seller and, Seller has not violated any applicable federal or state law or regulation relating to labor or labor practices, and is not a party to any collective bargaining agreement.

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

                  (r) PROFIT SHARING AND BENEFIT PLANS. Except as disclosed on EXHIBIT "G", there are no employee benefit plans and agreements maintained by Seller for the benefit of its shareholders, officers, directors or employees. There are no contributions or payments due with respect to such plans or agreements, nor will any such contributions or payments be due or required to be paid on or prior to the Closing Date. Seller is in compliance in all respects with the presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). No event which constitutes a reportable event as defined in Section 4043 of ERISA has occurred and is continuing with respect to any plan covered by ERISA. There would be no liability of any of Seller under Subtitle D of Title IV of ERISA if any plan were terminated as of the Closing Date and Seller has not incurred any withdrawal liability to any multi-employer plan and does not have any contingent withdrawal liability to any multi-employer plan under ERISA, as amended by the Multi-employer Pension Plan Amendments Act of 1980.

                  (s) DEALER AGREEMENT. No default presently exists under the Seller's Dealer Agreement with Chrysler Motors Corporation and Seller is in good standing under such Dealer Agreement. Seller has no knowledge of a change in Chrysler Motors Corporation marketing strategy in its area (except the proposed relocation of Seller) or the granting of any additional JECP dealership points, which are not already open and operating, within a twenty (20) mile radius of Orange County, Florida.

                  (t) GUARANTEES. Seller is not a guarantor, surety, endorser or accommodation party for any third party, or otherwise obligated for the debt of any person except as reflected in the January 31, 1997 Financial Statements.

                  (u) CHARGE-BACKS. Any charge-backs or claims on credit life, disability or extended warranty policies sold by Corporation or any affiliated entity prior to the Closing Date in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) in any twelve month period commencing with the date of Closing and continuing for conecutive twelve (12) month periods thereafter. shall be the liability of the Seller and Seller shall reimburse Buyer for same. The Seller represents that all of such policies and contracts have been entered into in the ordinary course of business on terms consistent with those prevailing in the industry and in accordance with regulatory requirements. Buyer and Seller both agree not to cause the bulk termination of any of such policies sold by Seller to its customers.



         9. CONDUCT OF BUSINESS PENDING CLOSING. The Seller covenants that, pending the closing:

                  (a) The Seller's business will be conducted only in the ordinary course and there shall be no acceleration of payment of any contract or change in rate of compensation payable to any employee in the form of a bonus or otherwise, other than commitments previously disclosed to Buyer in writing.

                  (b) No change will be made in the Seller's Articles of Incorporation or Bylaws, except as may be first approved in writing by the Buyer.

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                  (c) No change will be made in the Seller's authorized or
issued corporate shares.

                  (d) No contract or commitment will be entered into by or on behalf of the Seller, except normal commitments for the purchase of inventory, parts and supplies, without the Buyer's written approval.

                  (e) No change will be made affecting the personnel, or banking or safe deposit arrangements of the Seller without the Buyer's written approval.

                  (f) Except as otherwise requested by the Buyer, the Seller will cause the Seller to use its best efforts (without making any commitment on the Buyer's behalf) to preserve the Seller's business organization intact; to keep available to the Seller the services of its present employees; and to preserve for the Seller the goodwill of its suppliers, customers, and others having business relations with the Seller.

                  (g) All debts will be paid as they become due.

                  (h) No contract right of the Seller will be waived without Buyer's written approval.

                  (i) No uninsured material physical damage for loss will occur to the assets of the Seller.

                  (j) No obligations except current liabilities under contracts entered into the ordinary course of business will be incurred without Buyer's written approval.

         10. SELLER PERSONNEL. The Buyer (or the Partnership) shall have no obligation to employ Seller's personnel after the Closing.

         11. CONDITIONS PRECEDENT. All obligations of the Buyer under this Agreement, are, at its option, subject to the fulfillment, prior to or at the closing, of each of the following conditions:

                  (a) CHRYSLER MOTORS CORPORATION APPROVAL. Approval of the transaction by Chrysler Motors Corporation of the Buyer or its designee as the Dealer/Operator.

                  (b) FINANCING. Partnership shall have obtained floor-plan financing in an amount sufficient to permit the Partnership to operate a JECP Dealership on terms as may be prevailing at the time of Closing and conditions as may be satisfactory to Buyer. Buyer shall use reasonable efforts to cause the Partnership to obtain such financing.

                  (c) PARTNERSHIP FORMATION. Seller shall have completed the transfer of the Assets of Seller to the Partnership in form acceptable to Buyer.

                  (d) REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The Seller's representations and warranties contained in this Agreement shall be true at the time of closing.

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                  (e) PERFORMANCE. The Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

                  (f) OFFICER'S CERTIFICATE. The Seller has delivered to the Buyer a certificate of the Seller's president and treasurer, certified by the Seller's secretary, dated the closing date, certifying to the fulfillment of the conditions specified in subparagraphs (b) and (c) of this paragraph.

                  (g) OPINION OF SELLER'S COUNSEL. The Seller shall have delivered to the Buyer an opinion of the Seller's counsel, John Baum, Esq., 213 South Swoope Ave., Maitland, FL 32751, dated the closing date, that the Seller's corporate existence, good standing, and authorized and issued stock are as stated in subparagraphs (a) and (b) of paragraph 8; that the Seller has good and marketable title to all its property and assets as set forth in subparagraph (i) of paragraph 8; and that, except as may be specified by such counsel, they do not know or have any reasonable grounds to know of any litigation, proceeding, or governmental investigation pending or threatened against, or relating to, the Seller, its properties, or business.

                  (h)      TITLE BINDER.

                           (i) Not later than twenty (20) days after the
                  execution of this Agreement, Seller shall obtain at Seller's expense a leasehold title insurance binder (ALTA FORM B) issued by a company reasonably acceptable to Buyer, agreeing to insure title in the Corporation with respect to a leasehold interest in Seller's present facility (the "Property") in an amount of not less than $5,500.000.00 together with copies of all exceptions to title. Other than taxes for the year 1997 and subsequent years, Buyer shall have the unqualified right to approve all exceptions and matters of title, which shall in all respects be satisfactory to Buyer.

                           (ii) Within ten (10) days after receipt, Buyer's
                  counsel shall notify Seller's counsel in writing of any matters in the binder which are unacceptable. Seller shall then have twenty (20) days to cure defects or otherwise satisfy Buyer's concerns or to notify Buyer that the alleged defects cannot be cured by the exercise of reasonable diligence and/or the expenditure of not more than $100,000.00. If Seller so notifies Buyer, Buyer shall have ten (10) days to cancel this Agreement and receive a refund of the earnest money and all accrued interest or to waive the alleged defects and close.

                  (i) HAZARDOUS WASTE INSPECTION. As of the date of full execution hereof, Buyer shall have requested a hazardous waste report (the "Report") from a registered environmental engineer to be delivered to Buyer. If the Report discloses that the property subject to the Lease or underlying ground water is contaminated with any hazardous or toxic substances, wastes, materials, pollutants or contaminants, Buyer shall have the right to terminate this Agreement and receive a refund of the Deposit. In the event that Buyer elects to terminate this Agreement, said election to terminate shall be of no force and effect if Seller, within seven (7) days of receipt of Buyer's termination notice, notifies Buyer that it shall remove the hazardous substances from the said property at its sole cost and expense. If Seller elects to remove the hazardous substances it shall be obligated to remove the hazardous substances from the contaminated area in accordance with applicable statutes, rules, ordinances and regulations which govern clean up of hazardous substances. In the event of an election by Seller to clean up the Property, Seller must provide Buyer with a certificate from a registered environmental engineer which states that any and all substances which have contaminated the Property or the underlying ground water have been removed in accordance with all applicable regulations.

         12. INDEMNIFICATION. The Seller and Shareholder, jointly and severally, shall indemnify and hold harmless the Partnership and the Buyer, at all times after the date of this Agreement, against and in respect of:

                  (a) UNDISCLOSED LIABILITIES. All material liabilities of the Seller of any nature, whether accrued, absolute, contingent, or otherwise, existing at Closing or thereafter arising out of facts or transactions existing or taking place prior to Closing, to the extent not reflected or reserved against in full in the Seller's Closing Date Balance Sheet, including, without limitation, any tax liabilities to the extent not so reflected or reserved against, accrued in respect of, or measured by the Seller's income for any period prior to Closing, or arising out of transactions entered into, or any state of facts existing, prior to such date;

                  (b) INTERIM LIABILITIES. All material liabilities of, or claims against, the Seller arising out of the conduct of the Seller's business between January 31, 1997 and the Closing otherwise than in ordinary course, or arising out of any presently existing contract or commitment of the character described in subparagraph (L) of paragraph 8 and not listed therein, or arising out of any contract or commitment entered into or made by the Seller between the date hereof and the Closing except as permitted by the provisions of subparagraph (E) of paragraph 8 and not reflected on the Closing Date Balance Sheet;

                  (c) MISREPRESENTATION. Any damage or deficiency resulting from any misrepresentation, breach of warranty, or nonfulfillment of any agreement on the part of the Seller under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to the Buyer hereunder; and

                  (d) INCIDENTAL EXPENSES. All actions, suits, proceedings, demands, assessments, judgment, costs, attorneys' fees (including appellate and bankruptcy proceedings), and expenses incident to any of the foregoing.

                  The Seller shall reimburse the Partnership or the Buyer, on demand for any payment made or required to be made by the Partnership or the Buyer at any time after Closing, in respect of any liability or claim to which the foregoing indemnity relates.

                  (e) In the event of any damages arising from any of the aforesaid matters, and as part of the indemnification, Buyer may set off against any amounts owed by Buyer to Seller any damages sustained by it. In the event said damages exceed such sums, Seller shall pay directly to Buyer the difference between the damages sustained and the unpaid balance.

                  (f) In the event of Buyer becoming aware of facts which could give rise to a claim entitling Buyer to set-off, before Buyer exercises this right of set-off the Buyer must first:

                           (i) Notify Seller promptly upon the receipt by Buyer of a written statement of facts that, if not corrected, would in its judgment constitute a breach in this Agreement.

                           (ii) Upon the occurrence of an event which could give rise to the Buyer making a claim for set-off, the Seller shall within thirty (30) days (unless a shorter period is required to prevent Buyer from suffering damage, loss or liability) after the receipt of written notice from Buyer, (i) satisfy or take steps that will satisfy such obligations, and pay such amount, or make adequate (in the reasonable opinion of Buyer) provisions to reimburse Buyer for any loss incurred or that may be incurred by Buyer as a result of the damages or (ii) notify Buyer that it denies or disputes the alleged occurrence of such damages giving rise to the claim for set-off asserted in the notice. If within such thirty (30) day period Seller has, with respect to Buyer's claim for set-off, failed to take the action required to be taken, Buyer has the right, but not the duty to satisfy all or part of any obligation with respect to such damages in the manner that in its sole reasonable judgment is proper, and thereupon will be entitled to a set-off against sums due to Seller from Buyer.

                           (iii) If Seller intends to defend a claim Seller shall defend same at its own expense. Seller shall assume defense of the claim unless Buyer reasonably objects because it has legal defenses that Seller would not have. Seller may, at its own expense, defend the claim in Buyer's name with their own counsel if they give notice of their intention to do so within thirty (30) days of receiving notice of the claim from Buyer. Buyer may participate in any action conducted by Seller.

                           (iv) Regardless of whether either Seller or Buyer choose to defend or participate in the defense of a claim, each shall cooperate upon the other's reasonable request in the other's defense of the claim. Such cooperation shall include furnishing records, information and testimony and attending conferences, discovery proceedings, hearings, trials and appeals, provided that the attendance and participation of Buyer in such process shall be at Seller's sole cost and expense if requested by Seller.

                           (v) Unless Seller has failed to perform its obligations under subparagraph (ii) of this Section, Buyer shall not settle any claim for which it will claim a right of set-off from Seller without Seller's consent, which shall not be unreasonably withheld. Buyer shall notify Seller of any firm settlement offer for any such claim. If Seller desires to accept the offer, it shall tender the amount of the settlement together with all other amounts due.

         (g) In the event that all payables of Buyer to Seller have been paid and the factory conducts any warranty or other type audit resulting in factory charge backs relating to Seller's operation of the Business, then Seller shall pay or reimburse Buyer for the amount of such charge backs subject to Seller's opportunity to review and have same justified.

         13. BROKERAGE. The Seller and Buyer each represent and warrant to the other that all negotiations relative to this Agreement have been carried on by them directly with each other, without the intervention of any person, and each party shall indemnify the other and hold it harmless against and in respect of any claim for brokerage or other commissions relative to this Agreement, or to the transactions contemplated hereby, and also in respect of all expenses of any character incurred by such party in connection with this Agreement or such transactions.

         14. LEASE AGREEMENT. At closing the parties hereto shall simultaneously enter into the Lease Agreement attached hereto as EXHIBIT "H".

         15. PUT AND CALL OPTIONS. The Partnership Agreement shall be in form mutually acceptable to the parties providing the following:

                  (a) Seller may Put all of his remaining forty-nine percent (49%) Partnership Interests to Buyer for a cash purchase price of $1,000,000.00 plus or minus forty-nine percent (49%) of the increase or decrease in FIFO book value from the Date of the January 31, 1997 Balance Sheet until the exercise of the Put or Call, as the case may be. This Put Option shall be valid commencing one (1) year after the earlier of (i) the date of closing, or (ii) an initial public offering of an entity affiliated with Buyer.

                  (b) The Partnership Agreement shall contain a Call provision providing the Buyer with the right to initiate the purchase of Seller's remaining Partnership Interests on the terms set forth in (a) above.

         16. NATURE AND SURVIVAL OF REPRESENTATIONS. All statements contained in any certificate or other instrument delivered by or on behalf of the Seller pursuant hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by the Seller hereunder. All representations, warranties, and agreements made by the Seller in this Agreement, or pursuant hereto, shall be deemed joint and several, except as otherwise expressly stated, and shall survive the Closing and any investigation conducted in connection with this Agreement.

         17. POST OFFICE BOX AND TELEPHONE NUMBER. The Seller's post office box number, P. O. Box ______, and telephone number _____________, shall be the property of the Partnership. The Partnership agrees to turn over to Seller all mail of a purely personal nature to Seller on a daily basis or as otherwise requested by Seller.

         18. CLAIMS. Following Closing, Seller shall have no claims against or be due any sums from Partnership except as otherwise provided pursuant to the terms of this Agreement and any related agreements.

         19. BENEFIT. This Agreement shall be binding upon, and inure to the benefit of, the respective legal representatives of the Seller, and the successors and assigns of the Buyer. Without limiting the foregoing, the Seller's rights hereunder may be enforced by it in its own name. In the event that the Buyer causes the assets and business of the Seller to be transferred to some other corporation, the rights of the Buyer of the Seller hereunder may be enforced by such other corporation in its own name.

         20. ENFORCEMENT. This Contract may be enforced by a specific performance action by the Buyer if the Seller, without just cause, refuses to complete this Agreement in addition to any other remedy Buyer may have at law or in equity.

         21. CONSTRUCTION. This Agreement shall be governed by the laws of the State of Florida.

         22. NOTICES. All notes, requests, demands, and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered or mailed, first class postage prepaid, if to Seller, at __ ______________________________, with a copy to John V. Baum, Esq., 213 South
Swoope Ave., Maitland, FL 32751, or at such other address as either of them may have furnished to the Buyer in writing, or, if to the Buyer, 350 S. Lake Destiny Dr., #200, Orlando, Florida 32810, with a copy to: J. Gregory Humphries, Esquire, Shutts & Bowen, L.L.P., 20 North Orange Ave., Suite 1000, Orlando, FL 32801-4626, or at such other addresses as Buyer may have furnished to Seller in writing.

         23. EXPENSES. Each of the parties shall bear all expenses incurred by it in connection with this Agreement and in the consummation of the transactions contemplated hereby and in preparation thereof.

         24. ATTORNEYS' FEES. In the event it becomes necessary for either party to enforce the terms of this Agreement, the prevailing party shall be entitled, in addition to such damages or other relief as may be granted, to recover reasonable attorneys' fees and costs, such attorneys' fees to include those incurred on any appeal.

         25. COOPERATION. Seller is an authorized JECP "Dealer" and agrees to cooperate in assisting Buyer to obtain approval of the Partnership as a JECP Dealer-Operator. Seller agrees to assign to the Partnership at the Closing all of its rights and interest in any JECP parts returns privileges. Seller shall assign to the Partnership the balance as of the date of closing allocable to Seller in connection with any advertising cooperative or association.

         26. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

Executed the day and year first above written.

Signed in the presence of:                           SELLER:

                                     ROYAL JEEP EAGLE, CHRYSLER-PLYMOUTH, INC.
_____________________________
Print Name:__________________

_____________________________        By:_________________________
Print Name:__________________        Name:_______________________
                                     Title:______________________



_____________________________
Print Name:__________________

_____________________________        _____________________________
Print Name:__________________        RAY TATUM



                                     BUYER:

                                     MEALEY ACQUISITIONS, INC.
_____________________________
Print Name:__________________


_____________________________        By:___________________________
Print Name:__________________           W. Warner Peacock,
                                        Vice President



                                ESCROW PROVISION

         The undersigned ("Escrow Agent") hereby agrees to hold and disburse the Deposit hereinabove described in accordance with the foregoing Agreement, upon condition, however, that if Seller and Buyer shall disagree as to the manner in which the Deposit is to be disbursed, or if the Deposit shall become the subject of a controversy between Seller and Buyer, the undersigned, without liability or obligation to either Seller or Buyer, may pay the Deposit into the Registry of the Circuit Court of the Ninth Judicial Circuit of Florida, in and for Orange County, and commence an interpleader action in that Court with regard to the Deposit.

                             ESCROW AGENT:

                             Shutts & Bowen, L.L.P.

                                  By:______________________________
                                     J. Gregory Humphries, Esq.

         Seller and Buyer hereby agree to the above conditions and furthermore Seller agrees to hold Escrow Agent harmless from any and all claims, demands, injuries and damages arising out of or in connection with its duties hereunder as Escrow Agent.

                            BUYER:

                            MEALEY ACQUISITIONS, INC.

                            By:_______________________________________
                               Its:___________________________________
                               350 South Lake Destiny Drive
                               Suite 200
                               Orlando, Florida 32810
                                      (Address)


                            SELLER:

                            ROYAL JEEP EAGLE, CHRYSLER-PLYMOUTH, INC.


                            By:________________________________________
                                Its:
                                _______________________________________
                                _______________________________________
                                             (Address)